Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial statements present the combination of the historical financial statements of Beacon Roofing Supply, Inc. (“Beacon”) and Allied Building Products Corp. (together with an affiliated entity and its and their respective subsidiaries, “Allied”), adjusted to give effect to the (i) issuance of 7,273,750 shares of common stock issued by Beacon in a public offering in September 2017 (the “Common Stock Offering”); (ii) Debt Financing (as defined herein); (iii) Convertible Preferred Stock Purchase (as defined herein); (iv) closing of the Allied Acquisition (as defined herein); (v) repayment of certain existing indebtedness of Beacon; and (vi) payment of estimated premiums, fees and expenses in connection with this offering, the Debt Financing, the Allied Acquisition and the Convertible Preferred Stock Purchase (collectively, the “Allied Transactions”).

The unaudited pro forma condensed combined balance sheet information gives effect to the Allied Transactions as if they had been consummated on September 30, 2017 and includes pro forma adjustments based on Beacon management’s preliminary valuations of certain acquired tangible and intangible assets. Beacon’s fiscal year ends on September 30, while Allied’s last three fiscal years ended on December 31, 2016, January 2, 2016 and December 27, 2014. The unaudited pro forma condensed combined statement of operations for the fiscal year ended September 30, 2017 gives effect to the Allied Transactions as if they had been consummated on October 1, 2016 and combines Beacon’s historical results for the fiscal year ended September 30, 2017 with Allied’s historical results for the nine months ended September 30, 2017 and the three months ended December 31, 2016.

The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting for business combinations under the guidance of Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”). Under ASC 805, assets acquired and liabilities assumed are recorded at fair value, with any excess purchase price allocated to goodwill. The fair value of identifiable tangible and intangible assets acquired and liabilities assumed are preliminary and are based upon available information and certain assumptions described in the accompanying notes to the unaudited pro forma condensed combined financial statements that Beacon’s management believes are reasonable under the circumstances. The final purchase price allocation for the Allied Transactions will be performed after the closing of the Allied Acquisition and will depend on the actual net tangible and intangible assets that exist as of the closing of the Allied Acquisition. Any final adjustments may change the allocation of purchase price, which could result in a change to the unaudited pro forma condensed combined financial information, including goodwill. The result of the final purchase price allocation could be materially different from the preliminary allocation set forth herein.

The unaudited pro forma condensed combined financial information is provided for informational and illustrative purposes only and is not intended to represent or be indicative of the consolidated results of operations or financial position of Beacon that would have been reported had the Allied Transactions been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial position of Beacon following the consummation of the Allied Transactions. We therefore caution you not to place undue reliance on the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information should be read in conjunction with:

•	the accompanying notes related to the unaudited pro forma condensed combined financial statements;

•	the audited consolidated financial statements and the notes related thereto for Beacon for the fiscal years ended September 30, 2017, 2016 and 2015 and as of September 30, 2017 and 2016, which were included in Beacon’s Annual Report on Form 10-K for the fiscal year ended September 30, 2017;

•	the audited combined financial statements and the notes related thereto for Allied for the fiscal years ended December 31, 2016, January 2, 2016 and December 27, 2014, and as of December 31, 2016 and January 2, 2016, which were included in Beacon’s Current Report on Form 8-K filed on September 18, 2017; and

•	unaudited condensed combined interim financial statements and the notes thereto for Allied as of and for the nine months ended September 30, 2017, which are included herewith.

Beacon Roofing Supply, Inc.

Unaudited Pro Forma Condensed Combined Statements of Operations

For the Fiscal Year Ended September 30, 2017

	Historical		Pro Forma	Note	Pro Forma
	Beacon	Allied(1)	Adjustments	Reference	Combined
		(in thousands, other than share and per share amounts)
Statement of Operations Data:
Net sales	$4,376,670	$2,612,988	$—		$6,989,658
Cost of products sold	3,300,731	1,918,462	—		5,219,193

Gross profit	1,075,939	694,526	—		1,770,465
Operating expense	859,843	543,528	85,716	4(a), 4(b)	1,489,087

Income from operations	216,096	150,998	(85,716)		281,378
Interest expense, financing costs, and other	52,751	3,020	90,647	4(c), 4(d)	146,418

Income before provision for income taxes	163,345	147,978	(176,363)		134,960
Provision for income taxes	62,481	58,804	(68,650)	4(e)	52,635

Net income	$100,864	$89,174	$(107,713)		$82,325

Dividend on preferred shares					24,000

Net income attributable to common stockholders					$58,325

Weighted-average common stock outstanding:
Basic	60,315,648		7,273,750	4(f)	67,589,398
Diluted	61,344,263		7,273,750	4(f)	68,618,013
Net income per share:
Basic	$1.67		$(0.81)	4(g)	$0.86
Diluted	$1.64		$(0.79)	4(g)	$0.85

(1)	The unaudited pro forma condensed statement of operations data of Allied for the year ended September 30, 2017 includes the historical statement of operations of Allied for the three months ended December 31, 2016. Condensed historical statement of operations data of Allied for the three months ended December 31, 2016 is as follows (in thousands):

Three Months Ended December 31, 2016
Revenue	$625,879
Expenses	601,286

Net income	$24,593

Beacon Roofing Supply, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of September 30, 2017

	Historical		Pro Forma	Note	Pro Forma
	Beacon	Allied	Adjustments	Reference	Combined
			(in thousands)
Balance Sheet Data:
Assets
Current assets:
Cash and cash equivalents	$138,250	$6,150	$(106,150)	5(a), 5(e)	$38,250
Accounts receivable	704,527	416,002	—		1,120,529
Inventories, net	551,924	353,474	—		905,398
Prepaid expenses and other current assets	209,138	54,806	—		263,944
Indebtedness from related parties	—	46,566	(46,566)		—

Total current assets	1,603,839	876,998	(152,716)		2,328,121

Property and equipment, net	156,129	117,791	29,000	5(b)	302,920
Goodwill	1,251,986	433,094	1,114,254	5(b)	2,799,334
Intangibles, net	429,069	10,389	898,000	5(b)	1,337,458
Other assets, net	8,534	2,241	—		10,775

Total Assets	$3,449,557	$1,440,513	$1,888,538		$6,778,608

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$503,697	$378,836	$—		$882,533
Accrued expenses	261,297	97,903	—	5(c)	359,200
Current portions of long-term debt	14,141	—	—		14,141
Indebtedness to related parties	—	—	—	5(e)	—

Total current liabilities	779,135	476,739	—		1,255,874
Borrowings under revolving lines of credit, net	3,205	—	388,834	5(d)	392,039
Long-term debt, net	721,268	—	1,780,172	5(d)	2,501,440
Deferred income taxes, net	138,383	14,331	318,414	5(b)	471,128
Long-term obligations under equipment financing and other, net	25,760	717	—		26,477
Indebtedness to related parties	—	82,475	(82,475)	5(e)	—

Total liabilities	1,667,751	574,262	2,404,945		4,646,958

Commitments and contingencies
Convertible preferred stock	—	—	398,025	5(a), 5(f)	398,025

Stockholders’ equity:
Common stock	677	—	—	5(a), 5(e)	677
Preferred stock	—	2,475	(2,475)	5(e)	—
Additional paid-in capital	1,047,506	472,846	(245,701)	5(a), 5(e), 5(f)	1,274,651
Retained earnings	748,186	390,930	(666,256)	5(a), 5(e), 5(f)	472,860
Accumulated other comprehensive loss	(14,563)	—	—		(14,563)

Total stockholders’ equity	1,781,806	866,251	(914,432)		1,733,625

Total Liabilities and Stockholders’ Equity	$3,449,557	$1,440,513	$1,888,538		$6,778,608

Notes to Unaudited Pro Forma Condensed Combined Financial Information

1. Description of Transaction

On January 2, 2018, Beacon completed its acquisition of all of the issued and outstanding shares of capital stock of Allied (the “Allied Acquisition”) for approximately $2.625 billion in cash (subject to a working capital and certain other adjustments as set forth in the Stock Purchase Agreement (as defined below)) (the “Purchase Price”), on the terms and subject to the conditions set forth in that certain stock purchase agreement (the “Stock Purchase Agreement”) with Oldcastle, Inc. and Oldcastle Distribution, Inc., dated as of August 24, 2017.

To finance this transaction, Beacon entered into the following debt financing facilities:

•	a $970.0 million seven-year senior secured term loan “B” facility (the “New Term Loan”);

•	a $1.3 billion senior-secured asset-based revolving line of credit (“New ABL Facility”); and

•	$1.3 billion in 4.875% Senior Unsecured Notes due 2025 (the “Senior Notes” and, together with the New Term Loan and the New ABL Facility, the “Debt Financing”).

In connection with the aforementioned Debt Financing, Beacon has entered into the following equity financing transactions to further finance the Allied Acquisition:

•	a $400.0 million sale (the “Convertible Preferred Stock Purchase”) of Series A Cumulative Convertible Participating Preferred Stock to CD&R Boulder Holdings, L.P (the “Preferred Shares”); and

•	the Common Stock Offering in which Beacon received approximately $329.8 million in net proceeds after deducting underwriting discounts and commissions and offering expenses payable by Beacon.

2. Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared pursuant to the rules and regulations of the United States Securities and Exchange Commission. Certain information and certain footnote disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations.

The unaudited pro forma condensed combined balance sheet information gives effect to the Allied Transactions as if they had been consummated on September 30, 2017 and includes pro forma adjustments based on Beacon management’s preliminary valuations of certain tangible and intangible assets. The unaudited pro forma condensed combined statement of operations information for the fiscal year ended September 30, 2017 gives effect to the Allied Transactions as if they had been consummated on October 1, 2016 and combines Beacon’s historical results for the fiscal year ended September 30, 2017 with Allied’s historical results for the nine months ended September 30, 2017 and the three months ended December 31, 2016.

The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting for business combinations under the guidance of ASC 805. Under ASC 805, assets acquired and liabilities assumed are recorded at fair value, with any excess purchase price allocated to goodwill. The fair value of identifiable tangible and intangible assets acquired and liabilities assumed are preliminary and are based upon available information and certain assumptions described in the accompanying notes to the unaudited pro forma condensed combined financial statements that Beacon’s management believes are reasonable under the circumstances. The final purchase price allocation for the Allied Transactions will be performed after the closing of the Allied Acquisition and will depend on the actual net tangible and intangible assets that exist as of the closing of the Allied Acquisition. Any final adjustments may change the allocation of purchase price, which could result in a change to the unaudited pro forma condensed combined financial information, including goodwill. The result of the final purchase price allocation could be materially different from the preliminary allocation set forth herein.

3. Accounting Policies

Following the Allied Acquisition, Beacon will conduct a review of accounting policies of Allied in an effort to determine if differences in accounting policies require reclassification of results of operations or reclassification of assets or liabilities to conform to Beacon’s accounting policies and classifications. As a result of that review, Beacon may identify differences among the accounting policies of the companies that, when conformed, could have a material impact on the unaudited pro forma combined financial information.

4. Unaudited Pro Forma Combined Statement of Operations Adjustments

(a)	In accordance with ASC 805, the estimated purchase price of Allied has been allocated on a preliminary basis to the fair value of its assets and liabilities. The preliminarily determined fair value for Allied definite-lived intangible assets (customer relationships) is approximately $800.0 million. This adjustment increases operating expenses for the incremental expense that will be incurred based on the amortization of acquired definite-lived intangible assets, and was calculated as follows (in thousands):

Year Ended
September 30,
2017
Estimated pro forma amortization	$86,850
Historical amortization	(7,778)

Total incremental amortization	$79,072

Definite lived intangible assets consisting of amounts assigned to customer relationships are expected to be amortized over their estimated life of 20 years on an accelerated basis.

(b)	In accordance with ASC 805, the estimated purchase price of Allied has been allocated on a preliminary basis to the fair value of its assets and liabilities. The preliminarily determined fair value for Allied property, plant, and equipment is approximately $145.0 million. This adjustment increases operating expenses for the incremental expense that will be incurred based on the depreciation of acquired property, plant, and equipment. The incremental depreciation expense for the year ended September 30, 2017 was $6.6 million. This amount was calculated based on an estimated $29.0 million of incremental fair value depreciated over a range of 1.6 to 8.0 years.

(c)	To consummate the Allied Acquisition, Beacon incurred approximately $2.2 billion of incremental new indebtedness. Based on the assumed interest rates on the Debt Financing in connection with the Allied Acquisition the pro forma adjustment to interest expense was calculated as follows (in thousands):

Year Ended
September 30,
2017
Estimated interest expense on financing incurred in connection with the Allied Acquisition	$112,470
Less: Interest expense recorded in Beacon’s historical results related to interest expense	(27,607)
Estimated amortization of deferred financing costs recorded in connection with the Allied Acquisition	9,130
Less: Interest expense recorded in Beacon’s historical results related to deferred financing costs	(3,344)

Total pro forma adjustment to interest expense related to debt financing	$90,649

The weighted-average interest rate on the new indebtedness is approximately 4.2%. A hypothetical 1/8 percent increase or decrease in the expected weighted-average interest rate, including from an increase in LIBOR, would increase or decrease interest expense on Beacon’s financing by approximately $3.3 million annually.

(d)	In connection with the Allied Acquisition, Beacon will obtain $400.0 million of equity financing via the Convertible Preferred Stock Purchase. The Preferred Shares will be convertible perpetual participating preferred stock of Beacon, with an initial conversion price of $41.26 per share, and will accrue dividends at a rate of 6.0% per annum (payable in cash or in-kind, subject to specified limitations). Assuming an outstanding value of $400.0 million, the common stock equivalent of the Preferred Shares upon conversion would be approximately 9.7 million shares of common stock. Estimated costs related to this equity financing are approximately $2.0 million. These costs net down the total value of the Preferred Shares on the balance sheet.

(e)	The adjustment to the unaudited pro forma condensed combined balance sheet as of September 30, 2017 gives effect to the recording of the fair value of the estimated net deferred tax assets acquired from Allied, and the recording of a deferred tax liability associated with the difference in the financial reporting and tax basis in the customer relationship intangible recorded as part of the acquisition method of accounting described in Note 5(b).

For purposes of the unaudited pro forma condensed combined statement of operations, the combined United States federal and state statutory tax rate of 39.0% has been used for all periods presented. This does not reflect Beacon’s effective tax rate, which includes other tax items such as tax charges or benefits, and does not take into account any historical or possible future tax events that may impact Beacon in the future.

(f)	In connection with the Allied Acquisition, Beacon obtained approximately $329.3 million in net proceeds from the Common Stock Offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by Beacon.

Assuming a full conversion of the Preferred Shares outstanding at the beginning of the period (see Note 4(d)), the pro forma adjustment to diluted weighted-average common stock outstanding for the year ended September 30, 2017 would be an increase of approximately 17.1 million shares.

(g)	The pro forma adjustment to net income per share (“EPS”) is derived by dividing the pro forma net income attributable to common stockholders by the pro forma basic and diluted weighted-average shares outstanding (“WASO”) and comparing the respective totals to historical net income per share.

Assuming no conversion of Preferred Shares in the period and a 6% annual dividend on the Preferred Shares outstanding, the following represents the calculation of the pro forma adjustment to net income per share for the respective periods presented (in thousands, except share and per share amounts):

Year Ended
September 30,
2017
Pro Forma Net Income	$82,325
Less: Dividends on preferred shares	(24,000)

Net income attributable to common stockholders	$58,325

Pro forma Basic WASO	67,589,398
Pro forma Diluted WASO	68,618,013

			Pro Forma
	Pro Forma EPS	Unadjusted EPS	EPS Adjustment
Pro forma Basic EPS	$0.86	$1.67	$(0.81)
Pro forma Diluted EPS	$0.85	$1.64	$(0.79)

Assuming full conversion of the Preferred Shares at the beginning of the period, the following would represent the calculation of the pro forma adjustment to net income per share for the respective periods presented (in thousands, except share and per share amounts):

Year Ended
September 30,
2017
Pro Forma Net Income	$82,325
Less: Dividends on preferred shares	—

Net income attributable to common stockholders	$82,325

Pro forma Basic WASO	67,700,858
Pro forma Diluted WASO	78,424,092

			Pro Forma
	Pro Forma EPS	Unadjusted EPS	EPS Adjustment
Pro forma Basic EPS	$1.22	$1.67	$(0.45)
Pro forma Diluted EPS	$1.05	$1.64	$(0.59)

5. Unaudited Pro Forma Combined Balance Sheet Adjustments

(a)	A summary of the expected sources and uses resulting from the Allied Acquisition and related financing transactions is as follows (in thousands):

Sources of funds
Total debt financing	$2,680,425
Excess Common Stock Offering cash	100,000
Issuance of preferred stock	400,000

Total sources of funds	$3,180,425

Use of funds
Cash consideration for Allied	$2,625,000
Repayment of existing Beacon debt	444,205
Transaction fees	29,117
Deferred financing fees	82,103

Total use of funds	$3,180,425

(b)	The unaudited pro forma condensed combined balance sheet has been adjusted to reflect the preliminary allocation by Beacon management of the purchase price for Allied to the identifiable tangible and intangible net assets acquired, with the excess purchase price allocated to goodwill. Under the acquisition method of accounting, the total estimated purchase price is allocated to Allied’s net tangible and intangible assets based on their estimated fair values at the date of the completion of the acquisition.

Below is a preliminary allocation of the total purchase price and the pro forma adjustments to the unaudited pro forma condensed combined balance sheet as of September 30, 2017 (in thousands):

Purchase Price Allocation
Net working capital	$243,000
Inventory	358,000
Fixed assets	145,000
Other assets	2,000
Trade name	110,000
Customer relationships	800,000
Goodwill	967,000

Total	$2,625,000

The adjustments to the historical combined net assets as a result of the allocation of the estimated purchase price for Allied are as follows (in thousands):

	Historical	Preliminary	Pro forma
	book value	fair values	adjustment
Trade name	$—	$110,000	$110,000
Customer relationships	10,389	800,000	789,611
Intangible assets, net	—	910,000	910,000
Goodwill	433,094	967,000	533,906
Deferred income taxes	14,331	331,871	317,540

Upon completion of the fair value assessment, Beacon anticipates that the final purchase price allocation will differ from the preliminary assessment provided above. Any changes to the initial estimates of the fair value of the assets and liabilities will be recorded as adjustments and the residual amounts will be allocated as an increase or decrease to goodwill.

(c)	Beacon and Allied incurred transaction costs associated with the Allied Acquisition of approximately $29.1 million. This adjustment reflects the accrual of those estimated costs.

(d)	The adjustments to historical combined long-term debt are comprised of the following (in thousands):

Paydown of existing Beacon revolver lines of credit	$(3,205)
Paydown of existing Beacon Term Loan B	(441,000)
New ABL Facility(1)	394,207
New Term Loan(1)	970,000
Senior Notes(1)	1,300,000

Net change in long term debt	$2,220,002

(1)	Amounts represent debt financing entered into by Beacon. Deferred financing fees of approximately $63.9 million have been recorded against the gross long-term debt balances. Deferred financing fees will be amortized over the contractual term of the respective facilities. Deferred financing fees of $12.9 million relating to Beacon’s existing long-term debt have been eliminated from total assets with a corresponding decrease to retained earnings for the amounts related to Beacon. No adjustment has been made to the unaudited pro forma combined statements of operations for these costs, as they are nonrecurring.

(e)	Adjustment to eliminate (settle) Allied’s intercompany debt and stockholder’s equity.

(f)	At issuance Beacon recognized within equity a beneficial conversion feature for the Preferred Shares. The beneficial conversion feature was calculated based on the intrinsic value of the Preferred Shares using the share price of Beacon common stock on January 2, 2018 of $64.69 as compared to the initial conversion price of $41.26, which was based on the volume weighted average price of Beacon common stock for the 10 trading days preceding the entry into the Stock Purchase Agreement on August 24, 2017.